CUSIP No. 802817 30 4                                          Page 1 of 5 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILES PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)(1)

                                 Santarus, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   802817 30 4
--------------------------------------------------------------------------------

                                December 31, 2005
--------------------------------------------------------------------------------

              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)




-----------------------

         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 802817 30 4                                          Page 2 of 5 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                   Domain Partners
     I.R.S. Identification                      V, L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [X]
     if a Member of a Group                     (b) [ ]
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place                       Delaware
     of Organization
--------------------------------------------------------------------------------
Number of               5) Sole Voting          -0-
Shares Beneficially        Power
Owned by Each
Reporting Person
With
                        ----------------------------------------
                        6) Shared Voting
                           Power                -0-

                        ----------------------------------------
                        7) Sole Disposi-        -0-
                           tive Power
                        ----------------------------------------
                        8) Shared Dis-
                           positive Power       -0-
                        ----------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting person             -0-
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                             -0-
     Amount in Row (9)
--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                     PN


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CUSIP No. 802817 30 4                                          Page 3 of 5 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                   DP V Associates,
     I.R.S. Identification                      L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [X]
     if a Member of a Group                     (b) [ ]
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4    Citizenship or Place                       Delaware
     of Organization
--------------------------------------------------------------------------------
Number of                5) Sole Voting         -0-
Shares Beneficially         Power
Owned by Each
Reporting Person
With
                         ----------------------------------------
                         6) Shared Voting
                            Power               -0-
                         ----------------------------------------
                         7) Sole Disposi-       -0-
                            tive Power
                         ----------------------------------------
                         8) Shared Dis-
                            positive Power      -0-
                         ----------------------------------------

9)   Aggregate Amount Beneficially              -0-
     Owned by Each Reporting person
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                             -0-
     Amount in Row (9)
--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                     PN


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CUSIP No. 802817 30 4                                          Page 4 of 5 Pages


                         Schedule 13G (Final Amendment)

     Reference is hereby made to the statement on Schedule 13G originally filed with the Securities and Exchange Commission on January 20, 2005 (the "Schedule 13G".) Terms defined in the Schedule 13G are used herein as so defined.

     The following items of the Schedule 13G are hereby amended and restated to read in their entirety as follows:

Item 4   -        Ownership.

                  (a) Amount Beneficially Owned:

                  Domain V:  -0-
                  DP V A:  -0-

                  (b) Percent of Class:

                  Domain V:  -0-
                  DP V A:  -0-

                  (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote:

                  Domain V:  -0-
                  DP V A:  -0-

                  (ii) shared power to vote or to direct the vote: -0-

                  (iii) sole power to dispose or to direct the disposition of:

                  Domain V:  -0-
                  DP V A:  -0-

                  (iv) shared power to dispose or to direct the disposition
                         of:  -0-

Item 5   -        Ownership of Five Percent or Less of a Class:

     This statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the Common Stock.


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CUSIP No. 802817 30 4                                          Page 5 of 5 Pages

Signature:

     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                        DOMAIN PARTNERS V, L.P.
                                        By:  One Palmer Square Associates
                                        V, L.L.C., General Partner

                                        By /s/ Kathleen K. Schoemaker
                                           --------------------------
                                               Managing Member

                                        DP V ASSOCIATES, L.P.
                                        By:  One Palmer Square Associates
                                        V, L.L.C., General Partner

                                        By /s/ Kathleen K. Schoemaker
                                           --------------------------
                                               Managing Member


Date:  January 12, 2006